Exhibit 99.2
VULCAN MATERIALS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On November 16, 2007, Legacy Vulcan Corp. (formerly Vulcan Materials Company and referred to below as “Legacy Vulcan”) and Florida Rock Industries, Inc. (“Florida Rock”) completed their previously announced mergers pursuant to the Agreement and Plan of Merger, dated as of February 19, 2007, as amended (the “merger agreement”).
Under the terms of the merger agreement, Legacy Vulcan shareholders received one share of Vulcan common stock for each share of Legacy Vulcan common stock that they owned. Approximately 95.8 million shares of Vulcan common stock were issued in exchange for all outstanding common stock of Legacy Vulcan based on the one-for-one ratio.
Florida Rock shareholders had the right to elect to receive either 0.63 of a share of Vulcan common stock or $67.00 in cash, without interest, for each share of Florida Rock common stock that they owned. The elections were subject to proration so that, in the aggregate, 70% of all outstanding shares of Florida Rock common stock were exchanged for cash and 30% of all outstanding shares of Florida Rock common stock were exchanged for shares of Vulcan common stock. Additionally, under the terms of the merger agreement, each outstanding Florida Rock stock option, which fully vested prior to the effective time of the mergers, ceased to represent an option to acquire shares of Florida Rock common stock and instead represented the right to receive a cash amount equal to the excess, if any, of $67.00 per option to acquire one share of Florida Rock common stock over the exercise price payable in respect of such stock option (the “option consideration”).
Approximately $3.21 billion in cash was paid in exchange for approximately 70% of the outstanding common stock of Florida Rock, based on the proration provisions of the merger agreement, and to fund the option consideration. Approximately $12.6 million shares of Vulcan common stock were issued in exchange for approximately 30% of the outstanding common stock of Florida Rock, based on the exchange ratio and proration provisions of the merger agreement, at a value of approximately $1.44 billion. Pursuant to accounting principles generally accepted in the United States of America, the value assigned to the stock consideration paid was based on the $113.97 average closing share price, adjusted for dividends, of Legacy Vulcan’s common stock during the four trading days from February 15, 2007 through February 21, 2007, centered on the day the transaction was announced. Including Legacy Vulcan’s direct transaction costs of approximately $30 million, total cash and stock consideration paid was approximately $4.7 billion.
The mergers have been treated as a purchase business combination pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” (FAS 141). Legacy Vulcan is considered the acquiring corporation for accounting and financial reporting purposes; accordingly, the historical financial statements of Legacy Vulcan become the historical financial statements of Vulcan. Under FAS 141, the purchase price paid by Legacy Vulcan, together with the direct costs of the mergers incurred by Legacy Vulcan, have been allocated to Florida Rock’s tangible and intangible assets and liabilities based on their estimated fair values, with the excess recorded as goodwill. The assets, liabilities and results of operations of Florida Rock have been consolidated into the assets, liabilities and results of operations of Vulcan as of the closing date of the mergers.
For purposes of these unaudited pro forma condensed combined financial statements, the allocation of the purchase price to Florida Rock’s tangible and intangible assets and liabilities is based upon management’s initial internal valuation estimates, and further refinements are likely to be made. Definitive allocations will be performed and finalized based upon valuation analyses and other studies when completed.
We anticipate that the mergers will provide the combined company with cost-saving synergies and other financial benefits. We expect such synergies to be partially offset by merger-related integration costs. Additionally, as a result of the mergers, we are required by consent decree that we entered into with the Antitrust Division of the U.S. Department of Justice to divest certain Florida Rock and Vulcan assets. The accompanying pro forma condensed combined statements of earnings, while helpful in illustrating the operating results of the combined company under one set of assumptions, do not reflect any cost-saving or other synergies which may be attainable subsequent to the consummation of the mergers, any potential costs to be incurred in integrating the two companies, or the effects of divesting certain facilities and, accordingly, do not attempt to predict or suggest future results.
The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Legacy Vulcan and Florida Rock after giving effect to the mergers. The unaudited pro forma condensed combined balance sheet as of September 30, 2007 combines Legacy Vulcan’s and Florida Rock’s historical condensed consolidated balance sheets as of September 30, 2007 and gives effect to the mergers as if the mergers were consummated on that date. Legacy Vulcan’s fiscal year ends on December 31; Florida Rock’s fiscal year ends on September 30. Therefore, the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2006 combines Legacy Vulcan’s historical condensed consolidated statement of earnings for the year ended December 31, 2006 with Florida Rock’s historical condensed consolidated statement of earnings for the twelve month period ended September 30, 2006, and gives effect to the mergers as if the mergers were consummated as of January 1, 2006. The unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2007 combines Legacy Vulcan’s historical condensed consolidated statement of earnings for the nine months ended September 30, 2007 with Florida Rock’s historical condensed consolidated statement of earnings for the nine months ended June 30, 2007, and gives effect to the mergers as if the mergers were consummated as of January 1, 2006.
The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only. This information includes certain assumptions and estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the mergers had been consummated as of the date or at the beginning of the period presented or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes included in this Form 8-K/A, Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006, as revised by Legacy Vulcan’s Current Report on Form 8-K filed on July 12, 2007, Legacy Vulcan’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, Florida Rock’s Quarterly Report on Form 10-Q for the three- and nine-month periods ended June 30, 2007 and Florida Rock’s historical consolidated financial statements and notes thereto included in this Form 8-K/A.
This discussion of the unaudited pro forma combined condensed financial information of Legacy Vulcan and Florida Rock and the information itself contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, synergies and the combined businesses of Legacy Vulcan and Florida Rock. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described under the heading “Risk Factors” in Vulcan’s Annual Report of Form 10-K for the fiscal year ended December 31, 2006 and Florida Rock’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

VULCAN MATERIALS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2007

	Historical		Pro Forma
	Legacy		Adjustments		Pro Forma
(Amounts in thousands)	Vulcan	Florida Rock	(Note 2)		Combined

Cash and cash equivalents	$31,079	$34,876	$—		$65,955
Accounts and notes receivable, net	454,023	138,689	—		592,712
Inventories	266,522	64,753	15,799	(a)	347,074
Deferred income taxes	30,402	3,740	—		34,142
Prepaid expenses	39,364	6,251	—		45,615

Total current assets	821,390	248,309	15,799		1,085,498

Investments and long-term receivables	5,069	—	—		5,069
Property, plant and equipment, net	2,052,770	857,451	778,194	(b)	3,688,415
Goodwill	650,205	193,175	2,884,092	(c)	3,727,472
Other assets	205,074	72,259	327,446	(d)	621,105
			16,326	(e)

Total assets	$3,734,508	$1,371,194	$4,021,857		$9,127,559

Current maturities of long-term debt	$562	$3,315	$—		$3,877
Short-term borrowings	147,775	—	1,258,938	(f)	1,406,713
Trade payables and other accruals	307,235	135,100	(32,961	)(g)	409,374

Total current liabilities	455,572	138,415	1,225,977		1,819,964
Long-term debt	321,227	16,716	2,000,000	(f)	2,337,943
Deferred income taxes	299,611	102,598	412,659	(h)	814,868
Other noncurrent liabilities	358,430	60,106			418,536

Total liabilities	1,434,840	317,835	3,638,636		5,391,311

Preferred stock	—	—	—		—
Common stock	139,705	6,669	(38,178	)(i)	108,196
Capital in excess of par value	254,271	69,368	1,274,308	(i)	1,597,947
Retained earnings	3,215,846	983,504	(2,151,250	)(i)	2,048,100
Accumulated other comprehensive income (loss)	(17,995)	(6,182)	6,182	(i)	(17,995)
Treasury stock	(1,292,159)	—	1,292,159	(i)	—

Total shareholders’ equity	2,299,668	1,053,359	383,221		3,736,248

Total liabilities and shareholders’ equity	$3,734,508	$1,371,194	$4,021,857		$9,127,559

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

VULCAN MATERIALS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Year Ended December 31, 2006

	Historical
	Legacy Vulcan	Florida Rock
	For the	For the Twelve
	Year Ended	Months Ended	Pro Forma
	December 31,	September 30,	Adjustments		Pro Forma
(Amounts in thousands, except per share data)	2006	2006	(Note 2)		Combined

Net sales	$3,041,093	$1,328,271	$(15,166	) (j)	$4,354,198
Delivery revenues	301,382	39,518	—		340,900

Total revenues	3,342,475	1,367,789	(15,166)		4,695,098

Cost of goods sold	2,109,189	882,341	59,991	(k)	3,036,355
			(15,166	) (j)

Delivery costs	301,382	39,745	—		341,127

Cost of revenues	2,410,571	922,086	44,825		3,377,482

Gross profit	931,904	445,703	(59,991)		1,317,616
Selling, administrative and general expenses	264,276	129,797	—		394,073
Gain on sale of property, plant and equipment, net	5,557	3,569	—		9,126
Other operating income, net	21,904	—	—		21,904

Operating earnings	695,089	319,475	(59,991)		954,573
Other income, net	28,541	7,707	—		36,248
Interest income	6,171	3,161	—		9,332
Interest expense	26,310	259	185,039	(l)	211,608

Earnings from continuing operations before income taxes	703,491	330,084	(245,030)		788,545
Provision for income taxes	223,313	118,675	(97,500	)(m)	244,488

Earnings from continuing operations	$480,178	$211,409	$(147,530)		$544,057

Earnings per share from continuing operations:
Basic	$4.92	$3.22			$4.94
Diluted	$4.81	$3.16			$4.84

Weighted-average common shares outstanding — basic	97,577	65,621	(53,016)		110,182
Weighted-average common shares outstanding — diluted	99,777	66,829	(54,224)		112,382
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

VULCAN MATERIALS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Nine Months Ended September 30, 2007

	Historical
	Legacy Vulcan	Florida Rock
	For the Nine	For the Nine
	Months Ended	Months Ended	Pro Forma
	September 30,	June 30,	Adjustments		Pro Forma
(Amounts in thousands, except per share data)	2007	2007	(Note 2)		Combined

Net sales	$2,282,943	$797,205	$(9,725	) (j)	$3,070,423
Delivery revenues	187,954	23,162	—		211,116

Total revenues	2,470,897	820,367	(9,725)		3,281,539

Cost of goods sold	1,553,123	551,702	38,331	(k)	2,133,431
			(9,725	) (j)

Delivery costs	187,954	23,653	—		211,607

Cost of revenues	1,741,077	575,355	28,606		2,345,038

Gross profit	729,820	245,012	(38,331)		936,501
Selling, administrative and general expenses	212,108	87,316	—		299,424
Gain on sale of property, plant and equipment, net	56,782	3,976	—		60,758
Other operating expense	5,814	—	—		5,814

Operating earnings	568,680	161,672	(38,331)		692,021
Other income, net	(502)	1,340	—		838
Interest income	3,084	2,341	—		5,425
Interest expense	21,224	128	138,723	(l)	160,075

Earnings from continuing operations before income taxes	550,038	165,225	(177,054)		538,209
Provision for income taxes	173,091	58,682	(70,511	)(m)	161,262

Earnings from continuing operations	$376,947	$106,543	$(106,543)		$376,947

Earnings per share from continuing operations:
Basic	$3.95	$1.62			$3.49
Diluted	$3.85	$1.59			$3.41

Weighted-average common shares outstanding — basic	95,507	65,753	(53,148)		108,112
Weighted-average common shares outstanding — diluted	97,988	66,836	(54,231)		110,593
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

VULCAN MATERIALS COMPANY
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.	Purchase Price Allocation
The purchase consideration is comprised of the following (in millions, except per share data):

Aggregate purchase price of Florida Rock common stock (1)		$4,564.5
Cash settlement of Florida Rock stock options (2)		84.7
Legacy Vulcan’s direct transaction costs (3)		30.0

	Total purchase consideration	$4,679.2

(1)	Outstanding shares of Florida Rock common stock	66.7

	70% of outstanding shares of Florida Rock common stock	46.7
	Exchanged for $67.00 in cash per share	$67.00

	Cash consideration paid	$3,127.9

	30% of outstanding shares of Florida Rock common stock	20.0
	Exchange ratio	0.63

	Vulcan shares to be issued	12.6
	Average closing price per share of Legacy Vulcan common stock, adjusted for dividends, for the four trading days centered around February 19, 2007	$113.97

	Issuance of Vulcan common stock	$1,436.6

	Aggregate price paid for Florida Rock common stock	$4,564.5

(2)	Cash settlement per share issuable under stock options	$67.00
	Weighted-average exercise price per share issuable under stock options	29.65

		$37.35

	Number of stock options converted to right to receive option consideration	2.3

	Cash paid in settlement of Florida Rock stock options	$84.7

(3)	Represents Legacy Vulcan’s estimated direct transaction costs related to the mergers, which are comprised of the following:

	Investment banker fees	$18.2
	Legal and accounting fees	8.6
	Other	3.2

	Total of Legacy Vulcan’s estimated direct transaction costs	$30.0

The total purchase consideration of approximately $4.7 billion has been allocated to Florida Rock’s tangible and intangible assets acquired and liabilities assumed based on management’s initial valuation estimates, and further refinements are likely to be made. Definitive allocations will be performed and finalized based upon valuation analyses and other studies when completed. The excess of the purchase consideration over preliminary valuations of the net tangible and identifiable intangible assets has been recorded as goodwill.

The following table presents a summary of the initial purchase price allocation reflected in the unaudited pro forma condensed combined balance sheet (amounts in millions):

Florida Rock’s historical net book value	$1,053.4
Elimination of Florida Rock’s historical goodwill	(193.2)
Adjustment to inventory	15.8
Adjustment to property, plant and equipment	778.2
Adjustment to other assets	327.4
Adjustment to income tax liability	33.0
Adjustment to deferred income taxes	(412.7)
Goodwill	3,077.3

Total purchase consideration	$4,679.2

2.	Pro Forma Adjustments
The following notes refer to the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of earnings.
(a)	To record Florida Rock’s inventory at estimated fair value.

(b)	To record the difference between the initial estimated fair value, based on management’s internal valuation estimates, and the historical net book value of Florida Rock’s property, plant and equipment. Management’s initial internal valuation estimates are based principally upon estimates of current replacement cost and discounted cash flows related to the underlying assets.

(c)	To eliminate Florida Rock’s historical goodwill and record the excess of the purchase price over the initial estimated fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed.

(d)	To record the difference between the initial estimated fair values, based on management’s internal valuation estimates, and the historical net book values of Florida Rock’s intangible assets and its interest in a certain joint venture accounted for under the equity method. The increase in intangible assets of approximately $282.6 million relates primarily to contractual rights in place, which are assumed to have a weighted-average useful life of approximately 29 years. The increase of approximately $44.8 million to interests in equity method investments relates primarily to land contributed to a 50-50 joint venture engaged in developing property near Brooksville, Florida. Management’s initial internal valuation estimates are based principally upon estimates of discounted cash flows related to the underlying assets.

(e)	To record deferred financing costs incurred in connection with the issuance of debt totaling approximately $3.3 billion.

(f)	To record $3.3 billion in estimated borrowings, including deferred financing costs, necessary to acquire 70% of the outstanding shares of Florida Rock common stock, cash settle Florida Rock stock options outstanding immediately prior to the effective time of the mergers and finance Legacy Vulcan’s direct transaction costs. The initial cash requirements were funded with $1.5 billion in borrowings from a $2.0 billion syndicated bridge facility and $1.85 billion in borrowings from $2.0 billion in syndicated bank credit facilities. The syndicated bank credit facilities will be used primarily as back-up liquidity for Vulcan’s commercial paper program and to fund some of the cash requirements of the acquisition, as well as for general corporate purposes. For purposes of these pro forma financial statements, Vulcan has assumed that approximately $2.0 billion of primarily fixed rate debt having maturities ranging from 3 to 30 years will be issued, and the proceeds will be used to repay and cancel all amounts outstanding under the $2.0 billion bridge facility.

(g)	To record the income tax benefit related to the cash settlement of Florida Rock’s outstanding stock options immediately prior to the effective time of the mergers.

(h)	To record the tax effects of fair value adjustments related to property, plant and equipment and identifiable intangible assets.

(i)	To adjust shareholders’ equity amounts as follows:

				Accumulated
		Capital in		Other
	Common	Excess of	Retained	Comprehensive	Treasury
(Amounts in thousands, excluding shares)	Stock	Par Value	Earnings	Loss	Stock

Eliminate Florida Rock historical amounts	$(6,669)	$(69,368)	$(983,504)	$6,182	$—
Record issuance of Vulcan common stock (12,605,000 shares) in exchange for 30% of outstanding Florida Rock common stock	12,605	1,423,975
Cancel Legacy Vulcan historical treasury stock	(44,114)	(80,299)	(1,167,746)		1,292,159

Total pro forma adjustments to shareholders’ equity	$(38,178)	$1,274,308	$(2,151,250)	$6,182	$1,292,159

(j)	To eliminate sales and cost of goods sold between Legacy Vulcan and Florida Rock in the amount of $15.2 million for the year ended December 31, 2006 and $9.7 million for the nine months ended September 30, 2007.

(k)	To record additional depreciation, depletion and amortization expense of $48.3 million for the year ended December 31, 2006 and $29.8 million for the nine months ended September 30, 2007 related to the adjustment to record property, plant and equipment at estimated fair value, and $11.7 million for the year ended December 31, 2006 and $8.5 million for the nine months ended September 30, 2007 related to the adjustment to record identifiable intangible assets at fair value. Depreciation, depletion and amortization adjustments were calculated using estimated useful lives ranging from 3 to 13 years for property, plant and equipment and a weighted average useful life for intangible assets of approximately 29 years. As discussed in notes (b) and (d) above, the amounts of these adjustments are based on management’s initial internal estimates of fair values of the related assets, and further refinements are likely to be made.

(l)	To record interest expense, including amortization of deferred financing costs, associated with the borrowings used to finance the acquisition of 70% of the outstanding shares of Florida Rock common stock, the cash settlement of Florida Rock stock options outstanding immediately prior to the effective time of the mergers and Legacy Vulcan’s direct transaction costs. The adjustments to interest expense are presented as if the borrowings occurred on January 1, 2006. We intend to finance the acquisition through a combination of variable rate short-term borrowings and fixed rate long-term debt. The long-term interest rates assumed are based upon current U.S. Treasury rates for periods consistent with the terms of the borrowings, adjusted for Vulcan’s estimated credit spreads. The short-term interest rates assumed are based upon current LIBOR rates ranging from one to six months. A 1/8% increase (decrease) in the assumed interest rate on the variable rate short-term borrowings would increase (decrease) annual interest expense by approximately $1.6 million.

Prior to the mergers, Legacy Vulcan entered into fifteen forward starting interest rate swap agreements for a total notional amount of $1.5 billion (“swap agreements”) to hedge against the variability of forecasted interest payments attributable to changes in interest rates on a portion of the anticipated fixed-rate long-term debt issuance. These swap agreements were designated as cash flow hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Interest expense on the assumed issuance of $2.0 billion in long-term debt has been adjusted for the estimated effects of amortizing into earnings the amounts accumulated in other comprehensive income or loss related to these swap agreements over the applicable term of the debt.

(m)	To record the income tax impact on pro forma adjustments at the estimated statutory income tax rate of the combined company.
3.	Unaudited Pro Forma Combined Earnings Per Share
The pro forma basic and diluted earnings per share are based on the historical weighted-average number of shares of Legacy Vulcan common stock outstanding adjusted for additional common stock issued to Florida Rock shareholders as part of the purchase consideration. Shares of common stock issued to Florida Rock shareholders are assumed to have been issued as of January 1, 2006 and outstanding for the entire period. The following table presents the computation of pro forma basic and diluted weighted-average shares outstanding.

	Weighted-Average Shares
	For the Nine
	Months	For the Year
	Ended	Ended
	September	December
(Amounts in thousands)	30, 2007	31, 2006
Legacy Vulcan historical weighted-average common shares outstanding — basic	95,507	97,577
Shares of Vulcan common stock issued to Florida Rock shareholders	12,605	12,605

Pro forma weighted-average common shares outstanding — basic	108,112	110,182

Legacy Vulcan historical weighted-average common shares outstanding — diluted	97,988	99,777
Shares of Vulcan common stock issued to Florida Rock shareholders	12,605	12,605

Pro forma weighted-average common shares outstanding — diluted	110,593	112,382